Exhibit 99.1

Zosano Reports First Quarter 2017 Financial Results and Announces Management Changes

•	Pivotal trial of M207 meets co-primary endpoints to establish fast and durable pain relief

•	$29.3 million follow-on offering of common stock provides funding for initiating required safety study and meeting pre-commercialization CMC/ manufacturing criteria

•	Zosano names John P. Walker Interim CEO

FREMONT, CA, May 9, 2017 - Zosano Pharma Corporation (NASDAQ: ZSAN), a CNS-focused company with a lead product, M207, that recently established a differentiated safety and efficacy profile in a pivotal trial as an acute treatment for migraine, today reported financial results for the first quarter ended March 31, 2017. In addition, John P. Walker, Chairman of the company’s Board of Directors, has been named Interim Chief Executive Officer to replace Konstantinos Alataris who has resigned as CEO and director of the company. Georgia Erbez, our Chief Business Officer and Interim Chief Financial Officer, has assumed full responsibility for both functions.

“The first quarter saw our lead product candidate meet both co-primary endpoints in ZOTRIP, our pivotal efficacy study of M207 as an acute treatment for migraine. In addition, the company completed a follow-on offering that resulted in $29.3 million in gross proceeds earmarked for advancing M207 towards FDA approval. These two important accomplishments are a result of the commitment and capabilities of Zosano’s management team and gives me great confidence in our ability to continue to meet the strategic milestones established by the company.”

“The pivotal study results importantly validate our technology platform, and, if approved by the FDA, point to M207’s positioning as an acute treatment for migraine sufferers that is differentiated from what is currently available. I look forward to working with the team at Zosano and to bringing this exciting new drug to market.” commented John P. Walker, Interim Chief Executive Officer.

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“On behalf of the Board of Directors, I want to thank Konstantinos Alataris for his efforts and commitment to the company over the past two years. We wish him well in his future endeavors,” added Walker.

Pivotal Study Results / Status

In February, the Company announced statistically significant results from the ZOTRIP trial, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours. The 3.8mg dose achieved a p value of <0.05 in the secondary endpoints of pain freedom at 45 minutes and 1 hour, and showed durability of effect on pain freedom to 24 and 48 hours. These results demonstrated that M207 not only provided fast onset but also a durability of effect, up to 2 days and hence freedom from recurrence of migraine. Additionally, M207 demonstrated a similar safety profile as other triptans and no Serious Adverse Events (SAEs) were reported in the trial.

The FDA has indicated that a single, positive, pivotal efficacy study, in addition to a safety study of M207, will be sufficient to file for approval under a 505(b)(2) pathway. The Company plans to initiate the safety study in the second half of 2017.

Financial Results for the First Quarter Ended March 31, 2017

•	Zosano reported a net loss for the first quarter of 2017 of $7.0 million, or $0.34 per share on a basic and diluted basis, compared with a net loss of $8.1 million, or $0.68 per share on a basic and diluted basis, for the same quarter in 2016.

•	Research and development (R&D) expenses for the first quarter of 2017 were $4.6 million, compared with $5.6 million for the same quarter in 2016. The decrease was primarily driven by decreased costs for the M207 efficacy study upon completion of the pivotal efficacy trial and by the workforce reduction costs associated with our strategic realignment in the first quarter of 2016.

•	General and administrative (G&A) expenses for the first quarter of 2017 were $2.1 million, compared with $2.2 million for the same quarter in 2016. G&A expenses were essentially consistent and were primarily composed of personnel, consulting costs, and stock compensation expense.

•	As of March 31, 2017, we had cash and cash equivalents of $37.3 million, and debt of $11.2 million. As of March 31, 2017, we had approximately 39.2 million common shares outstanding. In March, Zosano announced the completion of a public offering of common stock that generated aggregate gross proceeds of approximately $29.3 million. The financing provides funding for the continued advancement of M207 towards an NDA submission.

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About John P. Walker

Walker brings to Zosano more than 40 years of experience as a Board Chairman, Chief Executive Officer and interim CEO at life science companies. In these roles, he has been involved with Vitaphore, which was sold to Union Carbide Chemicals and Plastics; Arris/Axys, which was sold to Celera Genomics; Centaur, which was sold to Renovis; Signal Pharmaceuticals, which was sold to Celgene; Kai Pharmaceuticals, which was sold to Amgen; Guava Technologies, which was sold to Millipore; and iPierian, which was sold to Bristol Myers Squibb as well as in the mergers of Novacea and Transcept and of Renovis and Evotec.

He is currently serving as Executive Chairman of Vizuri Life Sciences LLC and has been a director on the Boards of other life science companies, including Geron, Evotec and Affymax. In addition, he currently serves on the Board of Directors of the Lucille Packard Children’s Hospital at Stanford University and Random Acts of Flowers, a non-profit that repurposes flowers for ill patients. He began his early business career at American Hospital Supply Corporation where he became President of the Hospital Company.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. Migraine symptoms can include moderate to severe headache pain combined with nausea and vomiting, or abnormal sensitivity to light and sound. According to the Migraine Research Foundation, migraine affects 30 million men, women and children in the United States. Most migraines last between four and 24 hours, but some last as long as three days. According to published studies, 63% of migraine patients experience between one and four migraines per month. According to Decision Resources, prescription drug sales for migraine in the top seven countries were estimated to be $3.3 billion in 2015, and are expected to grow to $4.4 billion in 2020. Triptans, a family of tryptamine-based drugs first sold in the 1990s, account for almost 75% of anti-migraine therapies prescribed at office visits.

About M207

M207 is our proprietary formulation of zolmitriptan coated onto our patented intracutaneous microneedle patch, which is then applied with our proprietary applicator to ensure uniform and consistent application. In February 2017, the Company announced statistically significant results from the ZOTRIP trial, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours. In a Phase 1 trial, M207 demonstrated markedly faster absorption kinetics compared to oral zolmitriptan. The Company presented these results at the 2016 annual meeting of the American Headache Society.

About Zosano Pharma

Zosano Pharma Corporation is an emerging CNS company focusing on providing rapid symptom relief to patients using known therapeutics and altering their delivery profile using the Company’s proprietary intracutaneous delivery system. The Company’s goal is to make intracutaneous drug delivery a standard of care for delivering drugs requiring fast onset of action. Zosano Pharma has developed its proprietary intracutaneous delivery system to administer proprietary formulations of existing drugs through the skin for the treatment of a variety of indications. The Company believes that its intracutaneous delivery system offers rapid and consistent drug delivery combined with ease of use. The Company is focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. Zosano Pharma anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K.. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Chief Financial Officer

510-745-1200

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415-375-3340 x 5

jjones@bplifescience.com

ZOSANO PHARMA CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue	$—	$—
Operating expenses:
Research and development	4,626	5,622
General and administrative	2,122	2,176

Total operating expenses	6,748	7,798

Loss from operations	(6,748)	(7,798)
Other expense:
Interest expense, net	(247)	(316)
Other expense, net	(2)	(1)

Loss before provision for income taxes	(6,997)	(8,115)
Provision for income taxes	—	—

Net loss	(6,997)	(8,115)

Net loss per common share – basic and diluted	$(0.34)	$(0.68)

Weighted-average shares used in computing net loss per common share – basic and diluted	20,335	11,967

ZOSANO PHARMA CORPORATION AND SUBSIDIARY

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
Cash, cash equivalents and marketable securities	$37,341	$15,003
Total current assets	38,103	15,276
Total assets	43,182	20,906
Secured promissory note	11,155	12,542
Total liabilities	14,659	16,421
Stockholders’ equity	28,523	4,485

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